Offering Circular

File No. 024-___________

Preliminary Offering Circular, Dated June 22, 2023

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Metatron Apps, Inc.

160 Greentree Dr.

Suite 101

Dover, DE 19904

(302) 861-0431

www.metatronapps.com

Up to $1,700,000

500,000,000 Units

$0.0014 PER UNIT

Each Unit consisting of 20 Shares of Common Stock and 2 Warrants exercisable at $0.001 per Warrant.

1,000,000,000 Shares of Common Stock to be issued upon Exercise of Warrants

This is a public offering of up to $1,700,000. We are offering 500,000,000 units, each unit consisting of 20 Shares of Common Stock of Metatron Apps, Inc. and 2 warrants, par value $0.00001 (“Units”), at an offering price of $0.0014 per Unit (the “Offered Units”) by the Company. Through the sale of Units, the Company is offering a maximum of 11,000,000,000 shares. Once purchased, an investor may separately transfer the Common Stock and the Warrant, at its discretion. The Warrants are exercisable upon purchase. Once the Units offered by the Company are qualified by the Securities and Exchange Commission (the “SEC”), the securities underlying the Units will also be qualified for sale.

The Warrants are exercisable at any time on or after the purchase date of the Unit (the “Initial Issue Date”) and on or prior to the close of business on the two (2) year anniversary of the Initial Issue Date (the “Termination Date”) but not thereafter.

This Warrant shall be redeemable by the Company at $0.001 per share remaining subject hereto after 20 business days' written notice if the price of the Common Stock closes above $0.02 for 20 consecutive trading days and provided that the Company then has in effect an effective registration statement with respect to the shares of Common Stock issuable upon exercises of this Warrant.

Please be advised that due to the ownership of super voting rights by Ralph Riehl, our Chief Executive Officer in the form of Series A and Series B Preferred Shares, your voting rights as a common shareholder will be substantially limited. Mr. Riehl’s Preferred Shares give him voting control of the Company.

On November 22, 2021, the Company amended its Articles of Incorporation to change its name from Metatron Inc. to Metatron Apps, Inc.

The Company is in the process of updating its name change with OTC Markets, Inc. (“OTC”).

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Units on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price will be based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

This offering will start on or after the date that the offering is qualified by the SEC and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Units. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “MRNJ.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Title of each class of Securities	Maximum Number of Units to be Offered	Proposed offering price per Unit (1)(2)	Proposed aggregate offering proceeds (1)	Commissions and Discounts (2)	Proceeds to Company(3)
Units consisting of shares of Common Stock, $0.00001 par value, and Warrants to purchase Common Stock offered by the Company	500,000,000	$0.0014	$1,700,000	$0	$1,700,000

(1)	We are offering on a continuous basis starting on the Qualification Date.

(2)	We are offering the Units without an underwriter.

(3)	Excludes estimated total offering expenses, not including underwriting discount and commissions, will be approximately $100,000. See “Use of Proceeds.”

This Offering Circular relates to the sale of Units by Metatron Apps, Inc., a Delaware corporation (“we” or the “Company”) to certain accredited investors at a price of $0.0014 per Unit.

Investing in the securities involves risks. Metatron Apps, Inc., currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our Board of Directors used its business judgment in setting a price of $0.0014 per Unit to the Company as consideration for the Units to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is June 22, 2023.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this offering circular.

Our Company

Overview

Metatron Apps, Inc. (“Metatron” or the “Company”) was incorporated on November 17, 2000, under the laws of the State of Delaware as USA Polymers Inc. On July 26, 2001, we filed a Certificate of Amendment to change our name to XRG Inc., and began operations as a holding company that owned subsidiary interstate trucking companies.

On May 24, 2009, we amended our Articles of Incorporation to change our name to Metatron Inc.

On November 22, 2021, we amended our Articles of Incorporation to change our name to Metatron Apps, Inc.

Currently, Metatron Apps, Inc. is a corporate network of highly-related fast growing multi-sector businesses that transact through the Internet and mobile devices. Metatron harnesses the power of technology to make customer's lives more productive and enjoyable in today's connected world. Metatron operates in the hottest business sectors with the creation and release of over 2000 mobile apps, dozens of web sites developed, and social media marketing for high-profile clients.

Metatron’s legacy business has been application development (apps) for clients on Apple and Android platforms.

Metatron has recently expanded its offering to provide artificial intelligence applications and platforms for clients.

Corporate Information

Our principal executive offices are located at 160 Greentree Drive, Suite 101, Dover, DE 19904 and our telephone number is 302-489-4016. We maintain a website at www.metatronai.com. Information available on our website is not incorporated.

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The offering

Securities being offered:	We are offering 500,000,000 units, each unit consisting of 20 Shares of Common Stock and 2 warrants, par value $0.00001 (“Units”), at an offering price of $0.0014 per Unit (the “Offered Units”) by the Company, for a total of offering of $1.7 million. The total number of shares included in the Units is 10,000,000,000 and the total underlying shares after the exercise of all warrants is 1,000,000,000 shares for a total of 11,000,000,000 in this Offering. Each Warrant, is exercisable at $0.001 per warrant and will entitle the holder to purchase one share of common stock.

Minimum subscription:	There is no minimum subscription.

Shares outstanding before the offering:	11,280,897,522 shares of Common Stock, 1 share of Preferred Class A Stock and 878,276 shares of Preferred Class B Stock as of April 24, 2023.

Shares outstanding after the offering:(1)

Assuming this offering is fully funded, there will be 22,280,897,522 shares of Common Stock issued and outstanding, 1 share of Preferred Class A Stock issued and outstanding and 878,276 shares of Preferred Class B Stock issued and outstanding.

Number of Warrants to be outstanding after the offering:	A maximum of 1,000,000,000 Warrants, for common stock, par value $0.00001

Number of shares of Common Stock to be outstanding if all the warrants are exercised:

22,280,897,522 shares, if the maximum amount of Offered Units are sold and all the Warrants are exercised. The total number of shares of our common stock outstanding assumes that the maximum number of units each containing shares of our common stock and warrants is sold in this offering and that all the warrants are exercised.

Price per unit:	$0.0014

Maximum offering amount:	500,000,000 Units at $0.0014 per Unit, or $700,000 and an additional $1,000,000 from the exercise of Warrants (See “Distribution”). The Company will not raise more than $1,700,000.00 in gross proceeds from this offering.

Best efforts offering:	We are offering Units on a “best efforts” basis through our Chief Executive Officer, Mr. Riehl, who will not receive any discounts or commissions for selling the Units. There is no minimum number of Units that must be sold in order to close this offering.

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

No Escrow account:	We have not engaged an escrow agent for this offering. Funds invested will be deposited directly into our company’s operating account and immediately available for our use.

Termination of the offering:	This offering will start on the date this Offering Circular is declared qualified by the SEC and will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) exactly 365 days from the date the Offering Circular is qualified by the Securities Exchange Commission, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Use of proceeds:	If we sell all of the Units being offered after the exercise of all warrants, our net proceeds (after our estimated offering expenses) will be $13,400,000. We will use these net proceeds for working capital and other general corporate purposes.

Market for our Common Stock:	Our Common Stock is currently quoted on the OTC Pink Market under the trading symbol “MRNJ”.

Risk factors:	Investing in our securities involves risks. See the section entitled “Risk Factors” in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

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RISK FACTORS

Investing in our Units involves a significant degree of risk. In evaluating our company and an investment in the Units, careful consideration should be given to the following risk factors, in addition to the other information included in this offering circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our Units. The following is a summary of the most significant factors that make this offering speculative or substantially risky. We are still subject to all the same risks that all companies in our industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company’s Business and Industry

Metatron is an early-stage startup, and that comes with the typical risks of a company at this stage.

Metatron is an early-stage startup, which comes with the typical risks of a company at this stage. Relevant risks include unstable revenues in the initial phase of revenue creation, due to external developments in the addressed market, and new competitor entrance. This condition will limit our ability to pay dividends until we reach financial stability.

We have a small team and our future success depends on the ability of the core team to recruit key personnel.

We have a small team and our future success depends on the ability of the core team to recruit key personnel to face a sustainable scaling effort. Job market conditions may affect our ability to recruit the talent we need to add new skills and competencies in our company. In addition to three full-time employees, Metatron has three part-time team members who are putting a limited number of hours in Metatron. This might hinder our ability to grow quickly.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

 We will require additional financing in the near and long term to fully execute our business plan. Our success depends on our ability to raise such additional financing on reasonable terms and on a timely basis. Conditions in the economy and the financial markets may make it more difficult for us to obtain necessary additional capital or financing on acceptable terms, or at all. If we cannot secure sufficient additional financing, we may be forced to forego strategic opportunities or delay, scale back or eliminate further development of our goals and objectives, operations and investments or employ internal cost savings measures.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

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Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving our products and services and maintaining the integrity of the data that supports the safety and efficacy of our products.

Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

Our success depends on the services of our Chief Executive Officer, the loss of whom could disrupt our business.

We depend to a large extent on the services of our CEO, Mr. Ralph Riehl. Given his knowledge and experience, he is important to our future prospects and development as we rely on his expertise in developing our business strategies and maintaining our operations. The loss of the service of Mr. Riehl and the failure to find timely replacements with comparable experience and expertise could disrupt and adversely affect our business.

Although dependent on certain key personnel, we do not have any key person life insurance policies on any such people.

We are dependent on Ralph Riehl in order to conduct our operations and execute our business plan, however, we have not purchased any insurance policies with respect to him in the event of his death or disability. Therefore, if Ralph Riehl dies or becomes disabled, we will not receive any compensation to assist with his absence. The loss of Ralph Riehl could negatively affect us and our operations.

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations.

To date, we have not undertaken substantial commercial activities outside of the United States. We have evaluated, and continue to evaluate, potential expansion into certain other international markets. If and when we seek to expand internationally in the future, our sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

We are dependent on general economic conditions.

We are dependent on general economic conditions. Potential customers may be less willing to invest in innovation and forward-looking improvements if they are facing an economic downturn. This may temporarily reduce our market size. Furthermore, a global crisis might make it harder to diversify.

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Intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue growth and increasing or maintaining profitability.

Intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue growth and increasing or maintaining profitability. The business of cloud software solutions is competitive, and we expect it to become increasingly competitive in the future. We may also face competition from large Internet companies, any of which might launch or launched its own cloud-based business communications services or acquire other cloud-based business communications companies in the future.

Voting control will be given to a small number of shareholders.

Investors in the Company will have only a minority of voting rights in corporate matters requiring shareholder approval, including the election of directors, major changes to our company governance documents, expanding employee option pools, or actions including mergers, consolidation, asset sales and other major actions requiring stockholder approval. Our majority shareholder and chief executive officer and director, Mr. Riehl, makes all major decisions regarding the Company. As a minority shareholder, you will not have a say in these decisions.

Major health epidemics, such as the outbreak caused by a coronavirus (COVID-19), and other outbreaks or unforeseen or catastrophic events could disrupt and adversely affect our operations, financial condition, and business.

Major health epidemics, such as the outbreak caused by a coronavirus (COVID-19), and other outbreaks or unforeseen or catastrophic events could disrupt and adversely affect our operations, financial condition, and business. The United States and other countries have experienced and may experience in the future, major health epidemics related to viruses, other pathogens, and other unforeseen or catastrophic events, including natural disasters, extreme weather events, power loss, acts of war, and terrorist attacks. For example, there was an outbreak of COVID-19, a novel virus, which has spread to the United States and other countries and declared a global pandemic. The global spread of COVID-19 has created significant volatility and uncertainty in financial markets. There is significant uncertainty relating to the potential impact of COVID-19 on our business. The extent to which COVID-19 impacts our current capital raise and our ability to obtain future financing, as well as our results of operations and financial condition, generally, will depend on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken by governments and private businesses to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 continue for an extensive period of time, our business, results of operations, and financial condition may be materially adversely affected.

The market for cloud software solutions is subject to rapid technological change, and we depend on new product and service introductions in order to maintain and grow our business.

The market for cloud software solutions is subject to rapid technological change, and we depend on new product and service introductions in order to maintain and grow our business. We operate in an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, manufacture, and sell new and enhanced cloud software solutions products and services that provide higher levels of performance and reliability at lower cost. If we are unable to develop new services that address our customers’ needs, to deliver our applications in one seamless integrated product offering that addresses our customers’ needs, or to enhance and improve our services in a timely manner, we may not be able to achieve or maintain adequate market acceptance of our services. Our ability to grow is also subject to the risk of future disruptive technologies. Access and use of our services is provided via the cloud, which, itself, has been disruptive.

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Failure to comply with laws and contractual obligations related to data privacy and protection could have a material adverse effect on our business, financial condition and operating results.

Failure to comply with laws and contractual obligations related to data privacy and protection could have a material adverse effect on our business, financial condition and operating results. We are subject to the data privacy and protection laws and regulations adopted by federal, state and foreign governmental agencies. Data privacy and protection is highly regulated and may become the subject of additional regulation in the future. Privacy laws restrict our storage, use, processing, disclosure, transfer and protection of personal information, including credit card data, provided to us by our customers as well as data we collect from our customers and employees. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Should this occur, we may be subject to fines, penalties and lawsuits, and our reputation may suffer. We may also be required to make modifications to our data practices that could have an adverse impact on our business.

Inability to protect our proprietary technology would disrupt our business.

Inability to protect our proprietary technology would disrupt our business. We rely, in part, on trademark, copyright, and trade secret law to protect our intellectual property in the United States and abroad. Although we operate and promote an open-source environment, we have secrets that require us to protect certain software, documentation, and other written materials under trade secret and copyright law, which afford only limited protection. Any intellectual property rights we obtain may not be sufficient to provide us with a competitive advantage, and could be challenged, invalidated, infringed or misappropriated. We may not be able to protect our proprietary rights in the United States or internationally (where effective intellectual property protection may be unavailable or limited), and competitors may independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any patent of ours. We attempt to further protect our proprietary technology and content by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of our proprietary rights or the rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and resources and could have a material adverse effect on our business, financial condition, and operating results. Any settlement or adverse determination in such litigation would also subject us to significant liability.

Third parties might infringe upon our technology.

Third parties might infringe upon our technology. We cannot assure you that the steps we have taken to protect our property rights will prevent misappropriation of our technology. To protect our rights to our intellectual property, we rely on a combination of trade secrets, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. We may be unable to detect inappropriate use of our technology. Failure to adequately protect our intellectual property could materially harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending any technology rights could result in significant financial expenses and managerial resources.

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Third parties may claim that our services infringe upon their intellectual property rights.

Third parties may claim that our services infringe upon their intellectual property rights. Third parties may assert that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them and subject us to expensive and disruptive litigation. In addition, we incorporate licensed third-party technology in some of our products and services. In these license agreements, the licensors have agreed to indemnify us with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right so long as we have not made changes to the licensed software. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims and lawsuits, even if not meritorious, could be expensive and time consuming to defend; divert management’s attention and resources; require us to redesign our products, if feasible; require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies; and/or may materially disrupt the conduct of our business.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

Any disruption in our information systems could disrupt our future operations and could adversely impact our business and results of operations.

We plan to depend on various information systems to support our customers’ requirements and to successfully manage our business, including managing orders, supplies, accounting controls and payroll. Any inability to successfully manage the procurement, development, implementation or execution of our information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within our business, could have an adverse effect on our business and results of operations. Such disruptions may not be covered by our future business interruption insurance, which is insurance that we plan to, but have not yet, obtained.

We will need to increase brand awareness.

Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of our brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it would have a material adverse effect on our results of operations.

Our future advertising and marketing efforts may be costly and may not achieve desired results.

We plan to incur substantial expense in connection with our advertising and marketing efforts. Although we plan to target our advertising and marketing efforts on current and potential customers who we believe are likely to be in the market for the products we plan to sell, we cannot assure you that our advertising and marketing efforts will achieve our desired results. In addition, we will periodically adjust our advertising expenditures in an effort to optimize the return on such expenditures. Any decrease in the level of our advertising expenditures, which may be made to optimize such return could adversely affect our sales.

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We expect our future intellectual property rights will be critical to our success, and the loss of such rights may materially adversely affect our business.

We expect to own trademarks as we launch new products in the future. We expect that these trademarks will be very important to our business. We may also own copyright in, and to, the content on the packaging of our products. We view these future intellectual property rights as very important to our potential success and plan to protect such intellectual property through registration and enforcement actions. However, there can be no assurance that other parties will not infringe or misappropriate our future trademarks, copyrights and similar proprietary rights. If we lose some or all of our future intellectual property rights, our business may be materially adversely affected.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which the determination is made.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

We are required to indemnify our officers and directors.

Under Delaware law, our charter documents and certain indemnification agreements, we may be obligated to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. If we were called upon to indemnify an officer or director, then the portion of our available funds expended for such purpose would reduce the amount otherwise available for our business. This indemnification obligation and the resultant costs associated with indemnification may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Under certain conditions, we may agree to indemnify customers and other third parties, which exposes us to substantial potential liability.

Our contracts with customers and other third parties may include indemnification provisions under which we agree to defend and indemnify them against claims and losses arising from alleged infringement, misappropriation, or other violation of intellectual property rights, data protection violations, breaches of representations and warranties, damage to property or persons, or other liabilities arising from our products or solutions. Although we attempt to limit our indemnity obligations, an event triggering our indemnity obligations could give rise to multiple claims involving multiple customers or other third parties. We may be liable for up to the full amount of the indemnified claims, which could result in substantial liability or material disruption to our business or could negatively impact our relationships with customers or other third parties, reduce demand for our products and solutions, and adversely affect our business, financial condition, and results of operation.

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The market size for AI services may be smaller than we have estimated.

The public data regarding the market for AI services may be incomplete. Therefore, some of our estimates and judgments are based on various sources which we have not independently verified and which potentially include outdated information, or information that may not be precise or correct, potentially rendering the market size for AI services smaller than we have estimated, which may reduce our potential and ability to increase revenue. Although we have not independently verified the data obtained from these sources, we believe that such data provide the best available information relating to the present market for AI services, and we often use such data for our business and planning purposes.

We may depend on a limited number of software providers for our service to function adequately. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the market.

We may depend on a limited number of third-party software providers in order for our software services to function adequately. Most of our agreements with suppliers are not long-term and typically only secure suppliers’ software services for at most a one-year term. The termination of our supplier relationships or an adverse change in the terms of these arrangements could have a negative impact on our business. Our suppliers’ failure to perform satisfactorily or handle increased orders or the loss of our existing suppliers, especially our key suppliers, could disrupt our services or reduce their functionality, cause us to lose sales, incur additional costs and/or expose us to other issues. In turn, this could cause us to lose credibility in the market and damage our relationships with our users, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business, financial condition or results of operations could be negatively impacted.

Our business may face risks of fee non-payment, users may seek to renegotiate existing fees and contract arrangements, and users may not accept price increases, which could result in loss of users, fee write-offs, reduced revenues and decreased profitability.

In some cases, our business may be engaged by users who are experiencing or anticipate experiencing financial distress or are facing complex challenges, are engaged in litigation or regulatory or judicial proceedings, or are facing foreclosure of collateral or liquidation of assets. This may be true in light of general economic conditions; lingering effects of past economic slowdowns or recession caused by the novel coronavirus; or business- or operations-specific reasons. Such users may not have sufficient funds to continue operations or to pay for our services. With respect to bankruptcy cases, bankruptcy courts have the discretion to require us to return all, or a portion of, our fees.

We may receive requests to discount our fees for our services and to agree to contract terms relative to the scope of services and other terms that may limit the size of an engagement or our ability to pass through costs. We consider these requests on a case-by-case basis. We may routinely receive these types of requests and expect this to continue in the future. In addition, our users and prospective users may not accept rate increases that we put into effect or plan to implement in the future. Fee discounts, pressure not to increase or even decrease our rates, and less advantageous contract terms could result in the loss of users, lower revenues and operating income, higher costs and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on our results of operations. There is no assurance that significant user engagements will be renewed or replaced in a timely manner or at all, or that they will generate the same volume of work or revenues or be as profitable as past engagements.

Computer malware, viruses, hacking, phishing attacks and spamming that could result in security and privacy breaches and interruption in service could harm our business and our customers.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, computer hacking and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future. Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Efforts to prevent hackers from entering our systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services and technical infrastructure may harm our reputation, brand and our ability to attract users. Any significant disruption to our internet-based software platform or internal computer systems could result in a loss of users and could adversely affect our business and results of operations.

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We may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our platform is unavailable when users attempt to access it or it does not load as quickly as they expect, users may seek other services.

Our platform is highly technical and complex and may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our code may only be discovered after the code has been deployed. Any errors, bugs or vulnerabilities discovered in our code after deployment, inability to identify the cause or causes of performance problems within an acceptable period of time or difficultly maintaining and improving the performance of our platform, particularly during peak usage times, could result in damage to our reputation or brand, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results.

We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

We may be unable to generate significant revenues and may never become profitable.

We have not generated revenue for the quarter ended March 31, 2022, and $5,400 in revenue for the year ended December 31, 2022, and do not currently have any recurring sources of revenues, making it difficult to predict when we will be profitable. We expect to incur significant research and development costs for the foreseeable future. We may not be able to successfully market our products and services in the future that will generate significant revenues. In addition, any revenues that we may generate may be insufficient for us to become profitable.

If we fail to maintain proper and effective internal and disclosure controls, our ability to produce accurate financial statements and other disclosures on a timely basis could be impaired.

We may err in the design or operation of our controls. In addition, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

We may in the future discover areas of our internal controls over financial reporting that need improvement. If additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results. In addition, the market price of our stock price could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources and could lead to substantial additional costs for accounting and legal fees.

We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. If we are not able to conclude that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion that our internal controls over financial reporting are effective investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price, and we could be subject to sanctions or investigations by SEC or other regulatory authorities. Failure to remediate any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems, could also restrict our future access to the capital markets.

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We have broad discretion over the use of proceeds from securities offerings.

The Company’s management will have broad discretion with respect to the application of net proceeds received and accepted by the Company from the sale of securities and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Company’s other issued and outstanding securities from time to time. For example, if we were to acquire a company with the proceeds of this offering, the acquired company could fail to be profitable, and therefore could cause us to incur significant losses. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Corporation’s business or cause the price of the Corporation’s issued and outstanding securities to decline.

Risks Related to Ownership of our Common Stock

Our Chief Executive Officer, through his ownership of the Company’s Series A Preferred Stock, can effectively control the Company

Ralph Riehl, the Company’s Chief Executive Officer and member of the Company’s Board of Directors, is the owner of all of the outstanding shares of the Company’s Series A Preferred Stock and 402,204 shares of the Company’s Series B Preferred Stock. Series A Preferred shareholders have voting rights equal to one hundred and ten percent (110%) of all votes of the voting common stockholders. Series B Preferred shareholders have the right to vote each of their Series B Preferred Shares as 50,000 shares of common stock. Thus, Mr. Riehl possesses significant influence and can elect a majority of our Board of Directors and authorize or prevent proposed significant corporate transactions. Mr. Riehl’s ownership and control of Series A and Series B Preferred Stock may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. If you acquire our Shares, you will have no effective voice in the management of our Company. Such concentrated control of our Company may adversely affect the price of our Shares. Such concentrated control may also make it difficult for our shareholders to receive a premium for their Shares in the event that we merge with a third party or enter into different transactions, which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for our Shares.

We have not engaged a third-party bank or financial institution to act as escrow agent. Your funds will be deposited directly into our operating account. Since there is no minimum amount required to be raised by us before we can accept funds, there is no guarantee that any funds other than your own will be invested in this offering.

We have not currently engaged a third-party bank or financial institution to act as escrow agent. Your funds will be placed in our general corporate bank account and immediately available for our use. We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Potential investors should be aware that there is no assurance that any monies beside their own will be invested in this offering.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our Common Stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

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For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

This offering is being conducted on a “best efforts” basis and we may not be able to execute our growth strategy if the $1.7 million maximum is not sold.

If you invest in our Common Stock but less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our Common Stock on a “best efforts” basis, and we can give no assurance that all of the offered Common Stock will be sold. Our officers, directors and affiliates may, but are not obligated to, purchase Common Stock in the Offering. Any such purchases will be made for investment purposes only, and not with a view toward redistribution. However, if less than $1.7 million of our Common Stock shares offered are sold, we may be unable to fund all the intended uses described in this Offering Circular from the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by Offering net proceeds. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Plan of Operations” for more information.

Substantial future sales of our preferred stock or common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The shares of our Common Stock offered in this Offering will become legally freely tradable without restriction under the Securities Act of 1933, as amended, or the Securities Act. Sales of substantial amounts of our preferred stock or common stock in the public market after this Offering, or the perception that these sales could occur, could adversely affect the price of our preferred stock or common stock and could impair our ability to raise capital through the sale of additional shares.

Future equity financing may dilute the value of your shares.

The amount of additional financing that the Company may need will depend upon several contingencies not foreseen at the time of this Offering. Each such round of financing (whether from the Company or other investors) is typically intended to provide the Company with enough capital to reach the next major corporate milestone. If the funds are not sufficient, the Company may have to raise additional capital at a price unfavorable to the existing investors. The availability of capital is at least partially a function of capital market conditions that are beyond the control of the Company. There can be no assurance that the Company will be able to predict accurately the future capital requirements necessary for success or that additional funds will be available from any source. Failure to obtain such financing on favorable terms could dilute or otherwise severely impair the value of the investor’s Company securities.

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The Offering is a fixed price offering and the fixed offering price may not accurately represent our current value or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

The Offering is a fixed price offering, which means that the offering price for our shares of Common Stock is fixed and will not vary based on the underlying value of our assets at any time.  Our board of directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares of Common Stock may not be supported by the current value of our company or our assets at any particular time.

We may use the proceeds of this Offering in ways with which you may not agree.

While we currently intend to use the proceeds of this Offering for the purposes described in “Use of Proceeds”, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase our stock price.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Common Stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is therefore in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. Efforts by such short seller or by other short sellers, whether or not they identify themselves as such, may cause precipitating decline in the market price of our common stock, and no assurances can be made that any such effect would be temporary or insignificant.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

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Certain provisions of our certificate of incorporation may make it more difficult for a third party to effect a change-of-control.

Our certificate of incorporation authorizes our board of directors to issue up to 1,000,100 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Preferred Stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares.

In addition, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue Preferred Stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

Market for Warrants

There is currently no market through which the Warrants may be sold. The Company does not plan to apply to list the Warrants on the Nasdaq Stock Market or other nationally recognized trading system, including the QTCQB. There can be no assurance that an active or liquid trading market will develop for the Warrants after the Offering, or if developed, that such a market will be sustained.

Holders of warrants have no rights as a shareholder

Until a holder of Warrants acquires warrant shares upon exercise of Warrants, such holder will have no rights with respect to the warrant shares underlying such Warrants. Upon exercise of such Warrants, such holder will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

Other Risks Related to this Offering

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

You should not rely on the fact that our Form 1-A is accessible through the U.S. Securities and Exchange Commission’s EDGAR filing system as an approval, endorsement or guarantee of compliance as it relates to this Offering.

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DILUTION

If you purchase Units in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Purchasers of our common stock in this Offering will experience an immediate increase of net book value per share from the public offering price. Dilution or increase in net book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net book value per share immediately after this Offering. Our net book value as of March 31, 2023 was $1,264,440 or $0.00006 per share based on 11,280,897,522 outstanding shares of Common Stock as of the date of this Offering Circular. Net book value per share equals the amount of our total assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the Maximum Offering, at an offering price of $0.00014 per Unit and Warrants are exercised, is sold in this Offering, our pro forma adjusted net book value at March 31, 2023 would be approximately $2,376,454 or $0.00011 per share based on 22,280,897,522 outstanding shares of Common Stock. This amount represents an immediate dilution in pro forma net book value of $0.00129 per share to our existing stockholders at the date of this Offering Circular.

The following table illustrates the per share dilution/increase to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering (before our estimated offering expenses of $100,000:

Updated dilution schedule:

Units Sold and Warrants Exercised
Percentage of shares offered that are sold	100%	75%	50%	25%

Net Value	$2,964,440	$2,539,440	$2,114,440	$1,689,440
# Total Shares	11,000,000,000	8,250,000,000	5,500,000,000	2,750,000,000
Net Book Value Per Share	$0.0001067	$0.0000999	$0.0000910	$0.0000785

Pro-Forma Adjusted Net Book Value
Percentage of shares offered that are sold	100%	75%	50%	25%

Net Value	$1,700,000	$1,275,000	$850,000	$425,000
# Total Shares	22,280,897,522	19,530,897,522	16,780,897,522	14,030,897,522
Net Book Value Per Share	$0.000107	$0.0001	$0.00091	$0.000079
Increase in NBV/Share	$0.00005	$0.00004	$0.00003	$0.00002
Adjusted NBV/Share	$0.000057	$0.00006	$0.00009	$0.000059

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PLAN OF DISTRIBUTION

This offering relates to the sale of 500,000,000 Units. Each Unit is comprised of three shares of common stock, par value $0.00001 and two warrants with an exercise price of $0.001.

Initially, we do not plan to use underwriters or pay any commissions. We will be selling our Units using our best efforts and no one has agreed to buy any of our Units. This Offering Circular permits our CEO to sell Units directly to the public, with no commission or other remuneration payable to him for any Units he may sell. Currently, there is no plan or arrangement to enter into any contracts or agreements to sell the Units through a broker or dealer, although this may change in the future. Our CEO will sell Units, and intends to offer them to friends, family members and business acquaintances.

There is no minimum number of Units we must sell so no money raised from the sale of our Units will go into escrow, trust or another similar arrangement.

We are offering securities in the states of New York Indiana. We may decide to offer securities in other states in the future.

Initially, the Units are being offered by Mr. Ralph Riehl, the company’s Chief Executive Officer and Mr. Riehl will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act to sell the Units. No sales commission will be paid for Units sold by Mr. Riehl. Mr. Riehl is not subject to a statutory disqualification and is not an associated person of a broker or dealer.

Additionally, Mr. Riehl primarily performs substantial duties on behalf of the registrant otherwise than in connection with transactions in securities. Mr. Riehl has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and he has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act.

This offering will commence on the qualification date of the offering statement of which this Offering Circular is a part and will terminate on or before the earliest event of the sale of the maximum offering, the termination of the offering by Company management or the passage of one (1) year from the date of the qualification of the offering statement of which this offering circular forms a part.

Under the rules of the SEC, our Common Stock will come within the definition of a “penny stock” because the price of our Common Stock is below $5 per share. As a result, our Common Stock will be subject to the “penny stock” rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the SEC’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

•	Make a suitability determination prior to selling penny stock to the purchaser;

•	Receive the purchaser’s written consent to the transaction; and

•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our Units, and may affect the ability to resell our Units.

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OTC Market Considerations

Our Common Stock is eligible for quotation on the OTC Pink Market under the symbol “MRNJ.”

The OTC Pink Market is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Pink Market. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Pink Market.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Pink Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in this marketplace is that the issuer be current in its reporting requirements with the SEC or its alternative reporting requirements with OTC Markets Group.

Investors may have greater difficulty in getting orders filled on the OTC Pink Market. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Pink Market securities. Investors do not have direct access to the marketplace’s service.

For these securities, there only has to be one market maker.

These transactions are conducted almost entirely manually. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because these stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Blue Sky Law Considerations

The holders of our Units and persons who desire to purchase them in the OTC Pink Market should be aware that there may be significant state law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider any secondary market for the company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: AL, CA, IL, KY, LA, MT, NH, NY, PA, TN and VA.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

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Offering Period and Expiration Date

This offering will start on or after the date that the offering is qualified by the SEC and will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) exactly 365 days from the date the Offering Circular is qualified by the Securities Exchange Commission, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Procedures for Subscribing

General

If you decide to subscribe for any Units in this offering, you must:

1.	Receive, review, execute and deliver to us a Subscription Agreement; and

2.	Deliver a check or wire transfer (in accordance with the instructions contained in the Subscription Agreement) for the amount set forth in the Subscription Agreement.

You must pay for the Units at the time of your subscription. Subscription agreements may be submitted in paper form, or electronically by email or other means made available to investors by us. All checks should be made payable to Metatron Apps, Inc. Completed subscription agreements should be sent to us at the address set forth in the subscription agreement and payments should be sent to us or wired according to the instructions in the subscription agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Documents upon request after a potential investor has had ample opportunity to review this Offering Circular. Further, we will not accept any money until the SEC declares this Offering Circular qualified.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Units subscribed. Once you submit the subscription agreement, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units in this offering.

In order to purchase the Units in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

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USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $100,000.00. Management prepared two (2) milestones based on four levels of offering raise success including and not including the exercise of the warrants:

1). 25% of Units and the exercise of warrants of the Maximum Offering proceeds raised ($425,000), 50% of Units and the exercise of warrants of the Maximum Offering proceeds raised ($850,000), 75% of Units and the exercise of warrants of the Maximum Offering proceeds raised ($1,275,000) and 100% of Units and the exercise of warrants of the Maximum Offering proceeds raised of ($1,700,000) through the offering.

2) Milestone NOT including the exercise of warrants with 25% of the Maximum Offering Unit proceeds raised ($175,000), 50% of the Maximum Offering Unit proceeds raised ($350,000), 75% of the Maximum Offering Unit proceeds raised ($525,000) and 100% of the Maximum Offering Unit proceeds raised of ($700,000) through the offering

Although we have no minimum offering, we have calculated the use of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

2)	25% Units Sold and Warrants Exercised	50% Units Sold and Warrants Exercised	75% Units Sold and Warrants Exercised	100% Units Sold and Warrants Exercised
Marketing	50,000	150,000	250,000	350,000
Legal & Accounting	15,000	25,000	75,000	100,000
Research and Development	100,000	300,000	500,000	800,000
Administrative and Corporate Expenses	25,000	50,000	75,000	100,000
Professional Fees and Compensation	50,000	75,000	100,000	100,000
Working Capital Reserves	85,000	150,000	175,000	150,000
TOTAL	$325,000	$750,000	$1,175,000	$1,600,000

2)	25% Units Only Sold	50% Units Only Sold	75% Units Only Sold	100% Units Only Sold
Marketing	10,000	30,000	50,000	70,000
Legal & Accounting	5,000	10,000	25,000	35,000
Research and Development	30,000	100,000	200,000	350,000
Administrative and Corporate Expenses	10,000	20,000	30,000	40,000
Professional Fees and Compensation	0	25,000	40,000	40,000
Working Capital Reserves	20,000	65,000	80,000	65,000
TOTAL	$75,000	$250,000	$425,000	$600,000

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The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the Units being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

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DESCRIPTION OF BUSINESS

Our Company

Metatron Apps, Inc. (“Metatron” or the “Company”) was incorporated on November 17, 2000, under the laws of the State of Delaware as USA Polymers Inc. On July 26, 2001 we filed a Certificate of Amendment to change our name to XRG Inc., and began operations as a holding company that owned subsidiary interstate trucking companies.

On May 24, 2009, we amended our Articles of Incorporation to change our name to Metatron Inc.

On November 22, 2021, we amended our Articles of Incorporation to change our name to Metatron Apps, Inc.

Currently, Metatron Apps, Inc. is a corporate network of highly-related fast growing multi-sector businesses that transact through the Internet and mobile devices. Metatron harnesses the power of technology to make customer's lives more productive and enjoyable in today's connected world. Metatron operates in the hottest business sectors with the creation and release of over 2000 mobile apps, dozens of web sites developed, and social media marketing for high-profile clients.

Metatron’s legacy business has been application development (apps) for clients on Apple and Android platforms.

Metatron has recently expanded its offerings to provide artificial intelligence applications and platforms for clients. Metatron’s artificial intelligence applications and platforms business is new and the Company has not generated any significant revenue from these operations.

Artificial Intelligence Overview

Artificial intelligence (“AI”) refers to the simulation of human intelligence in machines that are programmed to think and learn like humans. AI services use various techniques such as machine learning, natural language processing and computer vision to analyze data and make decisions. These services can be used in a wide range of applications from simple tasks like sorting and filtering data to more complex ones like image and speech recognition natural language understanding and decision making. In business, AI services can be used to automate repetitive tasks improve efficiency and gain valuable insights from data. For example, businesses can use AI-powered chatbots to provide customer service or use machine learning algorithms to predict customer behavior and improve marketing campaigns.

AI can also be used to optimize supply chain management detect fraud and improve financial forecasting. On the individual level, AI services can be used to provide personalized recommendations such as in music or movie streaming platforms. AI-powered personal assistants can help users manage their schedule. AI can also assist people with disabilities such as speech recognition software that allows individuals with motor impairments to communicate more easily. Overall, AI services can help businesses and individuals make better decisions, save time and money and improve overall productivity. With the increasing amount of data available, AI can help to uncover patterns and insights that were previously hidden giving companies and individuals the edge they need to succeed in a constantly changing landscape.

AI is growing rapidly. This revolutionary technology is becoming a part of many aspects of the internet and the global economy, including investing, trading, and social media. Now, large companies are investing tens of billions of dollars into AI. But issues plaguing the AI industry are plentiful. For years, AI tools have been developed and operated in silos, created within a single company, or for a single purpose, without any means of exchanging data with each other, or learning from other developers. This has made it difficult to create synergistic AI applications. Furthermore, in our opinion, developers have had no way to monetize the technology that they have developed.

Our AI services subscription platform (MetatronAI.com) includes websites and apps that offer businesses access to advanced AI technologies on a subscription basis. Our platform provides a wide range of services including natural language processing, machine learning, computer vision and more. These services can be used to improve operations, automate processes and gain valuable insights from data.

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Our subscription model allows businesses to access these services without the need for a large upfront investment or the need to hire specialized teams. We offer flexible plans tailored to the specific needs of each business. By subscribing to our services, businesses can stay ahead of the competition and take advantage of the latest AI technologies without incurring the costs and risks associated with building and maintaining their own AI systems. With our platform businesses can enjoy a cost-effective solution that is easy to use and can be scaled up or down as needed.

MetatronAI.com utilizes a license from OpenAI to power the Company’s AI platforms.

OpenAI released its first commercial product: an API for developers to access advanced technologies for building new applications and services. The API features a powerful general purpose language model, GPT-4, and has received tens of thousands of applications to date.

Unlike most AI systems which are designed for one use-case, OpenAI’s API today provides a general-purpose “text in, text out” interface, allowing users to try it on virtually any English language task. GPT-4 is the most powerful model behind the API today, with 175 billion parameters. There are several other models available via the API today, as well as other technologies and filters that allow developers to customize GPT-4 and other language models for their own use.

Our AI protocol and platform and related online marketplace are not yet fully developed and to date we have not generated any revenues from our operations.

Market

According to an April 2021 report by Transparency Market Research, the market for AI is estimated to grow to approximately $2.8 trillion by 2030. According to PwC’s report, “Sizing the Prize: What’s the Real Value of AI for Your Business and How Can You Capitalize?”, PwC estimates $15.7 trillion in potential contributions to the global economy by 2030 from the AI industry. Out of this amount, $6.6 trillion is likely to come from increases in productivity and around $9 trillion is likely to come from consumption-side effects. During the next decade it is estimated that there will be a substantial impact on global GDP from AI: “Up to 26% boost in GDP for local economies from AI by 2030”. According to PwC, all regions of the global economy will experience benefits from AI. The biggest sector gains will be in retail, financial services and healthcare as AI increases productivity, product quality and consumption. The greatest economic gains from AI technology are expected in China (up to 26% GDP boost by 2030) and North America (potential 14% GDP boost). One of the areas that PwC considers to be a high-potential use case is personalized financial planning. This application is one of the focuses of our AI platform: providing AI-powered tools to retail investors to enable them to control their financial future and better plan their investment allocations.

McKinsey and Co.’s “The State of AI in 2020” survey found that “organizations are using AI as a tool for generating value. Increasingly, that value is coming in the form of revenues. A small contingent of respondents coming from a variety of industries attribute 20 percent or more of their organizations’ earnings before interest and taxes (EBIT) to AI. These companies plan to invest even more in AI in response to the COVID-19 pandemic and its acceleration of all things digital.”

In our opinion, the AI market today is fragmented and dominated by large, oligopolistic tech companies, which may charge inflated prices for their AI services.

We believe our subscription model will provide customers with flexible and cost effective solutions for their artificial intelligence needs.

Commercialization

Currently we are focused on developing the product, learning from the users, and increasing the number of users we have on the platform. Our goal is to start commercializing the product once we have enough users to support the commercialization. We plan to have two major sources of revenue. First, we will be charging users monthly subscription fees to use all of our tools on the MetatronAI.com platform. Second, we expect to earn a 20% commission from marketplace transactions. For example, if a buyer posts a request for an AI service for which he is willing to pay $10,000 to the service provider, then MetatronAI.com would earn a 20% commission from that transaction.

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Legacy App Development

Metatron has developed over 2000 apps for IOS and Android mobile devices for top tier clients and companies, with millions in sales and downloads.  At one point in time, Metatron had more apps in the top 20 lifestyle category of the Apple App Store than any other company and was considered in the top 1% of all developers in terms of revenue, amount of apps on the Apple App store and downloads.

Some app highlights include “Relax and Sleep Well”  which reached the top 10 on Apple Lifestyle app charts and had over a million downloads, as well as numerous apps by Eckhart Tolle the author of “The Power of Now” who was the #1 author in Oprah’s book club with 20 million books sold worldwide. Metatron had the first cannabis related app on Apple as well as one of the first secure chat apps.

Intellectual Property

We do not own any patents and have not registered any trademarks or copyrights. We have filed an application to register for trademark protection our web platform technology on our website featuring an online marketplace for exchanging goods and services with other users. We may also seek copyright and other applicable intellectual property protections when we have finished development. All of our current and former employees and independent contractors have agreed to standard assignments of all rights to any intellectual property that was developed in the course of employment or engagement.

Employees

As of January 17, 2022, we had 3 full-time employees and 3 part-time employees.

We believe that we maintain a satisfactory working relationship with our employees and consultants, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Governmental/Regulatory Approval and Compliance

To our knowledge, there are no governmental regulations that directly apply to our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DESCRIPTION OF PROPERTY

The Company currently rents our corporate domicile on a yearly basis in Dover, Delaware at the cost of $1,200 per year. Our business is completely operated over the internet, which allows our personnel to work from their homes or other virtual locations as they deem necessary. At this time the Company feels this space adequately meets the needs of the Company.

Employees and Contractors

We currently have one full time employee, Ralph Riehl, our CEO. In addition, we use independent contractors for management, legal, accounting and administrative support.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this offering circular.

Overview

Management’s Discussion and Analysis

We did not generate revenue in the quarter ended March 31, 2023, and $5,400 in revenue for the year ended December 31, 2022, and do not currently have any recurring sources of revenues, making it difficult to predict when we will be profitable. We expect to incur significant research and development costs for the foreseeable future. We may not be able to successfully market our products and services in the future that will generate significant revenues. In addition, any revenues that we may generate may be insufficient for us to become profitable.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months, based on the successful completion of the entire offering amount. The Company has no plans to merge with or acquire any company.

Currently we are focused on developing the product, learning from the users, and increasing the number of users we have on the platform. We plan to have two major sources of revenue. First, we will be charging users monthly subscription fees to use all of our tools on the MetatronAI.com platform. Second, we expect to earn a 20% commission from marketplace transactions. For example, if a buyer posts a request for an AI service for which he is willing to pay $10,000 to the service provider, then MetatronAI.com would earn a 20% commission from that transaction. Metatron will also generate revenue from its legacy app development business.

The Company expects to increase the number of employees at the corporate level.

Financial Statements for the periods prior to March 31, 2023.

The expenses since inception relate to the old business and are not in any way related to the new business operations going forward. Until Metatron has positive cash flow, the expenses of the new business will be paid for using funds from the Regulation A offering.

Cost of revenue. The Company expects that the cost of revenue will consist primarily of expenses associated with the delivery and distribution of our services and products. These include expenses related to purchasing equipment, marketing, providing products and services and salaries and benefits for employees on our operations teams.

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Research and development. The Company will engage in substantial research and development expenses. These will consist primarily of salaries and benefits for employees who are responsible for building new products as well as improving existing products. We will expense all of our research and development costs as they are incurred.

Marketing and sales. The Company will make substantial marketing and sales expenses which will consist primarily of salaries, and benefits for our employees engaged in sales, sales support, marketing, business development, operations, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures.

General and administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. The Company expects to incur substantial expenses in marketing the current Offering, in closing its acquisitions, and in promoting and managing these acquisitions.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates and assumptions include the fair value of the Company's common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company's deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, director and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Ralph Riehl	Chief Executive Officer; Director		N/A	40
Denis Sluka	Chief Operating Officer; Director		N/A	25

Ralph Riehl, Chief Executive Officer

Mr. Riehl attended the University of California at San Diego pursuing a double major in Computer Science and Economics. He was recruited late in his senior year to join Electric Pencil Inc., a graphic design and advertising company whose clients included major music and movie studios, as a new media specialist. Within one year he was appointed to the position of Vice President of Operations for that company’s Hollywood and downtown LA offices which had over sixty combined employees.

Subsequently, Mr. Riehl formed RS International Inc. (“RSI”), a web-design and online marketing company. During this time, Mr. Riehl managed online marketing campaigns and traffic development programs that focused on maximizing revenue. For the first time in advertising history, the Internet offered a way to precisely track ad spending vs. ad revenue and RSI capitalized on this for their clients. RSI was also one of the first companies to market cell- phones on-line, and to offer search engine optimization.

Mr. Riehl then focused on the opportunities in the search engine advertising market (SEM) by creating RComm Inc. with the intention to offer clients a systematic way to track ad spending and the ability to ramp up marketing budgets with predictable results. RComm has acted as a consulting firm for a wide variety of companies seeking to develop and capitalize on web and mobile commerce.

Mr. Riehl also produced a television series pilot called The Chronicles which aired on the sci-fi channel for three seasons. He also consulted and marketed music artists and seminar leaders selling their audio and videos online. One of his projects, Emote, was the number one downloaded band on mp3.com.

Seeing the future of online commerce being highly dependent on mobile apps, Mr. Riehl founded I-mobilize inc. with e-commerce expert, and company COO, Denis Sluka. During this time, Mr. Riehl managed the development of over 1000 apps with many in the top 20 on Apple and Google lifestyle categories.

I-mobilize white labeled apps for top-tier companies and clients, such as Eckhart Tolle, who sold over 20 million books and had the largest online webinar at the time, reaching over 100 million viewers live. As the CEO of Metatron Apps, Inc., Mr. Riehl was instrumental in developing some of the first AI apps and websites catering to business and consumer markets.

Denis Sluka, Chief Operations Officer

A self-taught entrepreneur and with over 15 years of development, database and ecommerce expertise, Mr. Sluka is co-founder of Company subsidiaries PB Magic and CupidsDevil, as well has heading up development for i-Mobilize. Prior to co-founding the companies, he served as inventory database programmer and manager for high- end men’s clothing designer and manufacturer, Mario Valente. Prior to that, he served with NY-based Croman Real Estate as its listings database developer. Under his company, Spidermade, Inc., he also designed and developed the websites of clothing designer, Sigrid Olsen, FashionMall.com, Car and Driver, and Smashbox which were crucial to the Company’s ongoing success. Mr. Sluka attended Queensborough Community College -and majored in Liberal Arts.

Mr. Sluka is currently the Chief Operating Officer of Metatron Apps, Inc.

Directors are elected until their successors are duly elected and qualified.

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Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

•	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or
•	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our last completed fiscal year:

Name	Position	Cash Compensation	Other Compensation*	Total Compensation
Ralph Riehl	Chief Executive Officer, Director	$0.00	$0	$0.00
Denis Sluka	Chief Operating Officer, Director	$0.00	$0	$0.00

Employment Agreements

The Company has not entered into employment agreements

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of January 31. 2023 (i) by each of our officers and directors who beneficially own more than 5% of our voting stock; (ii) by all of our officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 5% of each class of our voting stock. Unless otherwise specified, the address of each of the persons set forth below is in care of the company at 160 Greentree Drive, Suite 101, Dover, DE 19904.

	Amount of Beneficial Ownership(1)
Name of Beneficial Owner	Common Stock	Percent of Common Stock(2)	Preferred Class A Stock	Percent of Preferred Class A Stock(5)	Preferred Class B Stock	Percent of Preferred Class B Stock(3)	Percent of Total Voting Stock(4)(5)
Ralph Riehl	452,820,525	4%	1	100%	402,204	45.85%	70.10%
Denis Sluka	452,820,525	4%	0	0%	402,204	45.85%	17.70%
All directors and officers as a group	905,641,050	8%	1	100%	804,408	91.70%	87.80%

*Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares. For each beneficial owner above, any securities acquirable within 60 days have been included in the denominator in accordance with SEC Rule 13d-3(d)(1).
(2)	Based on 11,280,897,522 shares of our Common Stock outstanding as of April 23, 2023.
(3)	Based on 878,256 shares of our Preferred Class B Stock outstanding as of the date of this offering circular. Shares of Preferred Class B Stock are convertible into shares of Common Stock on the basis of 50,000 shares of Common Stock for every share of Preferred Class B Stock. Therefore, Ralph Riehl and Denis Skuka are each able to vote their Preferred Class B shares as 20,110,200,000 shares of voting common stock.
(4)

Percentage of Total Voting Stock represents total ownership with respect to all shares of our Common Stock, Preferred Class A Stock and Preferred Class B Stock voting together as a single class and giving effect to the voting rights equal of the Preferred Class A Stockholders of 110% of all other common voting stockholders.

(5)	Preferred Class A Shareholders have voting rights equal to 110% of all other common stock voters (i.e. all voting shareholders).

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not entered into any transactions with any related persons in which the amount involved exceeded the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years.

SECURITIES BEING OFFERED

We are offering 500,000,000 units, each unit consisting of 20 Shares of Common Stock of Metatron Apps, Inc. and 2 warrants exercisable at $0.001 per Warrant, par value $0.00001 ("Units"), at an offering price of $0.0014 per Unit (the "Offered Units") by the Company. Through the sale of Units, the Company is offering a maximum of 11,000,000,000 shares.

Our authorized capital stock consists of 24,000,000,000 shares of Common Stock, $0.00001 par value per share, and 100 shares of Preferred Class A Stock, par value $0.00001 and 1,000,000 shares of Preferred Class B Stock, par value $0.00001. As of May 8, 2023, there are 11,280,897,522 shares of our Common Stock, 1 share of our Preferred Class A Stock issued and outstanding and 878,256 shares of Preferred Class B Stock issued and outstanding.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Common Stock

As of May 8, 2023, there were 11,280,897,522 shares of Common Stock issued and outstanding.

Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding holders of our preferred stock, holders of our Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

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Preferred Class A Stock

As of December 30, 2022, there is 1 share of Preferred Class A Stock outstanding.

Voting Rights. Except as expressly provided herein, or as provided by applicable law, the holders of the Series A Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and Series A Preferred Stock shall vote together as a single class on all matters. Collectively, the holders of the Series A Preferred Stock shall be entitled to that number of votes equal to one hundred and ten percent (110%) of the total number of shares of Common Stock then entitled to vote (the “Total Number of Common Stock Votes”). For purposes hereof, the Total Number of Common Stock Votes shall include all votes of each other class or series of the Corporation’s capital stock that vote together with the holders of Common Stock as a single class. In the event more than one (1) share of Series A Preferred Stock is outstanding at the time a vote is taken, the Total Number of Common Stock Votes will be allocated among the holders of Series A Preferred Stock on a pro rata basis.

Dividend Rights. The holders of Series A Preferred Stock shall be entitled to participate with the holders of the Corporation’s Common Stock, out of any funds legally available therefor, its pro rata portion of such dividends, distributions, or other transfers of property or issuances of securities made to the holders of Common Stock in respect of such ownership, in such amount as if each share of Series A Preferred Stock had already been converted into one (1) share of Common Stock prior to the declaration of such dividend, distribution, or transfer of property to the holders of Common Stock.

Liquidation Rights. In any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive an amount on such date equal to the Stated Value multiplied by the shares of Series A Preferred Stock owned of record by such holder as of such date. After payment of such sums, (a) the holders of the Series A Preferred Stock, (b) the holders of the Series B Preferred Stock, and (c) the holders of the Common Stock, shall be entitled to receive any remaining assets of the Corporation on a pro rata, as-converted basis assuming conversion of (i) the Series A Preferred Stock into Common Stock at the then-current Conversion Rate and (ii) the Series B Preferred Stock into Common Stock at the then-current conversion ratio. Any assets to be delivered to the holders of the Series A Preferred Stock pursuant to this provision as a consequence of Liquidation shall be valued at their fair market value as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive and binding absent manifest error.

Conversion Rights. Each share of Preferred Class A Stock is convertible at any time, at the option of the holder, into one (1) share of Common Stock for each share of Preferred Class A Stock, subject to adjustment in the event of any stock splits, stock combinations, recapitalizations and similar transactions.

Preferred Convertible Class B Stock

As of May 8, 2023, there were 1,000,000 shares of Preferred Convertible Class B Stock (“Series B Preferred Stock”) authorized. Currently, the Company has issued 878,256 shares of Series B Preferred Stock.

Conversion Rights. Each share of Series B Preferred Stock is convertible at any time, at the option of the holder into fifty thousand (50,000) shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment in the event of any stock splits, stock combinations, recapitalizations and similar transactions.

Acquisitions or Asset Transfers. In the event that the Corporation is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series B Preferred shall be entitled to receive, for each share of Series B Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities, or other property to which such holder would be entitled to receive in a Liquidation Event. Any such amount payable to the holders of Series B Preferred shall be paid pari passu with any payments to the holders of Series A Preferred.

34

Transfer Agent and Registrar

The company has engaged Pacific Stock Transfer Company, Inc. as its transfer agent and registrar. Pacific Stock’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119 and its telephone number is (800) 785-7782.

Shares Eligible for Future Sale

After giving effect to the completion of this offering, assuming we sell the maximum, we will have 22,280,897,522 shares of Common Stock outstanding. The 11,000,000,000 shares of Common Stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Donnell Suares, Esq.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Common Stock offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Common Stock to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 1 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

35

F-1

METATRON

Consolidated Balance Sheets

As of March 31, 2023 and December 31, 2022 (Unaudited)

	March 31, 2023	December 31, 2022
ASSETS

Current Assets
Cash and Cash Equivalents	$588	$2,322
Receivables	73,097	73,097
Loan from shareholder	21,600	20,000
Total Current Assets	95,285	95,419

Fixed Assets
Property & Equipment, Net	–	–
Total Fixed Assets	–	–

Other Assets
Acquisition of RComm	14,935	14,935
Acquisition of IMobilize	149,750	149,750
Acquisition of Just Data	100,000	100,000
Acquisition of PB Magic	750,000	750,000
Content	154,470	154,470
Total Other Assets	1,169,155	1,169,155
TOTAL ASSETS	$1,264,440	$1,264,574

LIABILITIES & EQUITY

Liabilities
Current Liabilities:
Accrued Interest	$193,679	$179,508
Convertible Notes Payable	304,474	303,955
Total Current Liabilities	498,153	483,463

Long Term Liabilities:
Notes payable	31,500	31,500
EIDL Loan	40,000	40,000
PPP Loan	18,333	18,333
Total Long Term Liabilities	89,833	89,833
Total Liabilities	587,986	573,296

Equity
Preferred Stock, Series A, $0.00001 Par Value, 100 shares authorized, 1 share issued and outstanding as of March 31, 2023 and December 31, 2022	100	100
Preferred Stock, Series B $0.00001 Par Value: 1,000,000 Shares Authorized: 878,256 shares issued and outstanding as of March 31, 2023 and December 31, 2022	9	9
Common Stock $0.00001 Par Value: 10,000,000,000 shares authorized, 9,512,564,189 and 9,229,230,856 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	6,921,942	6,921,942
Paid in capital	1,923,523	1,923,523
Accumulated deficit	(8,169,120)	(8,154,296)
Total shareholder’s equity	676,454	691,278
TOTAL LIABILITIES & EQUITY	$1,264,440	$1,2264,574

F-2

Metatron, Inc.

Statements of Income

For the Three Months Ending
March 31, 2023 and 2022

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Revenues	$–	$300
Cost of goods sold	–	–
Gross margin	–	300

Operating Expenses
General and Administrative Expense	5,335	17,157
Total Operating Expense	5,335	17,157

Operating income (loss)	(5,335)	(16,857)

Other (Income) Expense
Interest expense	(9,489)	(9,358)
Total other expense	(9,489)	(9,358)

Net (Loss) Income	$(14,824)	$(26,215)

Net Loss Per Common Share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	9,229,230,856	9,229,230,856

F-3

Metatron, Inc.

Statement of Stockholders’ Equity

For the Three Months Ended March 31, 2023 and 2022

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2022	1	$100	878,256	$9	–	$–	9,512,564,189	$6,921,942	$1,923,523	$(8,154,296)	$745,212
Conversion of note payable	–	–	–	–	–	–	–	–	–	–	–
Net income	–	–	–	–	–	–	–	–	–	(14,825)	(14,825)
Balance, March 31, 2023	1	$100	878,256	$9	–	$–	9,512,564,189	$6,921,942	$1,923,523	$(8,169,121)	$730,387

Balance, December 31, 2021	1	$100	878,256	$9	–	$–	9,229,230,856	$6,638,609	$2,198,356	$(8,085,539)	$751,535
Conversion of note payable	–	–	–	–	–	–	–	–	–	–	–
Preferred stock dividend	–	–	–	–	–	–	–	–	–	–	–
Net income	–	–	–	–	–	–	–	–	–	(26,215)	(26,215)
Balance, March 31, 2022	1	$100	878,256	$9	–	$–	9,229,230,856	$6,638,609	$2,198,356	$(8,111,754)	$725,320

F-4

Metatron, Inc.

Statements of Cash Flows

Quarters Ended March 31, 2023 and 2022

	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(14,824)	$(26,215)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and amortization	519	–
Changes in Operating Assets and Liabilities
Accounts receivables	(1,600)	–
Accounts payable and accrued liabilities	14,171	9,274
Net Cash Generated (Used) in Operating Activities	(1,734)	(16,941)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net Cash Provided from Investing Activities	–	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	–	–
Contributions to paid in capital	–	–
Proceeds from convertible notes payable	–	17,000
Net Cash Provided from Financing Activities	–	17,000

NON-CASH TRANSACTIONS
Net Non-Cash Transactions	–	–

Net Increase (Decrease) in Cash	(1,734)	59

Cash Beginning of Period	2,322	186

Cash - End of Period	$588	$245

SUPPLEMENTAL INFORMATION:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–

NON-CASH ACTIVITIES
Common stock issued upon conversion of convertible NP	$–	$–

F-5

Metatron, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2023 and 2022

1.	Organization and Basis of Presentation

Organization and Combination

Metatron, Inc (“Metatron” or the “Company”) was incorporated in the State of Delaware on November 17, 2000. Metatron maintains its principal executive offices in Dover, Delaware, United States.

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of OTC Markets, Inc. (“OTC”).

Business Operations

The Company is a development stage company targeting acquisition opportunities with recurring revenue streams to maximize shareholder value.

Going Concern

The Company's financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements, has had limited operating revenues, and has had no operating cash flows. During the three months ended March 31, 2023, the Company had a net loss of $14,824 and an accumulated deficit of $8,169,120 as of March 31, 2023.

As a result, management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

If cash resources are insufficient to satisfy the Company's ongoing cash requirements, the Company would be required to obtain funds, if available, although there can be no certainty, from its shareholders or officers.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for services, and the realization of deferred tax assets.

F-6

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and franchise taxes of the State of Delaware. The Company's operations during the quarters ended March 31, 2023 and 2022 were nominal.

As the Company's net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of March 31, 2023 and 2022 and does not anticipate any material amount of unrecognized tax benefits within the next 3 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is "more-likely-than- not" to be sustained by the taxing authority as of the reporting date. If the tax position is not considered "more-likely- than-not" to be sustained, then no benefits of the position are recognized. As of March 31, 2023 and 2022, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants, which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company's common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies. The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company's common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

F-7

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company's consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

As of March 31, 2023, the Company did not have any outstanding stock options.

Earnings (Loss) Per Share

The Company's computation of earnings (loss) per share ("EPS") includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because there is no convertible debt, convertible preferred stock, warrants or stock options outstanding.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is considered to be representative of their respective fair values due to the short-term nature of those instruments.

F-8

Property and Equipment

Property and equipment is recorded at cost. Major improvements are capitalized, while maintenance and repairs that do not improve or extend the useful life of the respective assets are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation of property and equipment is provided using the straight-line method over an estimated useful life of three years.

The Company recognizes depreciation of property and equipment in general and administrative costs in the Company's consolidated statement of operations.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU 2016-02"), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments. ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term, generally on a straight-line basis. The Company did not have any leases within the scope of ASU 2016-02 at March 31, 2023 and December 31, 2022.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and Quarterly reporting periods beginning after December 15, 2022. Management is currently in the process of assessing the impact of adopting ASU-2016-13 on the Company's financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, and the American Institute of Certified Public Accountants, did not or are not believed by management to have a material impact on the Company's present or future financial statements and related disclosures.

F-9

3.	Notes payable

Convertible notes payable

Convertible notes payable consists of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Convertible note payable dated April 21, 2016, due October 20, 2016, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	$2,707	$2,707
Convertible note payable dated October 14, 2016, due October 14, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	5,500	5,500
Convertible note payable dated February 01, 2016, due August 01, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	32,500	32,500
Convertible note payable dated June 09, 2017, due June 09, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	34,500	34,500
Convertible note payable dated August 21, 2017, due August 21, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	40,000	40,000
Convertible note payable dated December 21, 2017, due June 21, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	49,444	49,444
Convertible note payable dated January 16, 2018, due July 22, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	11,111	11,111
Convertible note payable dated March 01, 2019, due September 01, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	28,889	28,889
Convertible note payable dated March 01, 2019, due September 04, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	29,778	29,778
Convertible note payable dated March 11, 2019, due September 15, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	33,889	33,889
Convertible note payable dated January 7, 2022, due February 18, 2022, bearing interest at 24%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	10,000	10,000
Convertible note payable dated October 7, 2022, due October 7, 2024, bearing interest at 12%, convertible at the higher of $0.001 or 60% of the lowest trading price during the 20 trading days ending on the latest complete trading day prior to conversion.	5,555	5,555
Convertible note payable dated November 7, 2022, due November 7, 2023, bearing interest at 8%, convertible at a 50% Discount of the lowest traded price during the last 30 Trading Days.	10,000	10,000
Convertible note payable dated December 9, 2022, due December 9, 2023, bearing interest at 8%, convertible at a 50% Discount of the lowest traded price during the last 30 Trading Days.	5,000	5,000
Convertible note payable dated December 2, 2022, due December 2, 2024, bearing interest at 12%, convertible at the higher of $0.001 or 60% of the lowest trading price during the 20 trading days ending on the latest complete trading day prior to conversion.	600	600
Convertible note payable dated December 31, 2022, due December 31, 2023, bearing interest at 8%, convertible at a 50% Discount of the lowest traded price during the last 30 Trading Days.	5,000	5,000

Total	304,473	304,473
Less unamortized original issue discount	–	518
	$304,473	$303,955

F-10

Notes payable

On May 26, 2020, the Company obtained a federally guaranteed Payroll Protection Program loan in the amount of $18,333. The loan bears intertest at 1% and is expected to be forgiven prior to maturity in 2022. The balance on the loan was $18,333 at March 31, 2023 and December 31, 2022.

On August 4, 2020, the Company obtained federally guaranteed Economic Injury Disaster Loan in the amount of $40,000. The loan bears interest at 3.75% interest and is due on August 4, 2030. Installment payments including principal and interest in the amount of $195 will begin on August 4, 2021. The balance on the loan was $40,000 at March 31, 2023 and December 31, 2022.

On January 5, 2021, the Company issued a note payable in the amount of $17,500. The loan bears interest at 12% and is due on January 4, 2022. The balance on the loan was $17,500 on March 31, 2023 and December 31, 2022.

On January 7, 2022, the Company issued a note payable in the amount of $6,000, with an original issue discount of $1,000, for net proceeds of $5,000. The note bears interest at 24% and is due on February 18, 2022. Payments on the loan are due in weekly principal payments of $1,000 plus interest. In addition, the Company is paying a weekly monitoring fee of $500. The net balance of the note at March 31, 2023 and December 31, 2022 is $6,000.

On February 7, 2022, the Company issued a note payable in the amount of $2,500, with an original issue discount of $500, for net proceeds of $2,000. The note bears interest at 24% and is due on March 21, 2022. The loan is payable at maturity. In addition, the Company is paying a weekly monitoring fee of $400. The net balance of the note at March 31, 2023 and December 31, 2022 is $2,500.

On February 3, 2022, the Company issued a note payable in the amount of $2,500. The note bears interest at 24% and is due on March 17, 2022. The loan is payable at maturity. In addition, the Company is paying a weekly monitoring fee of $400. The balance of the note at March 31, 2023 and December 31, 2022 is $2,500.

On April 20, 2022, the Company issued a note payable in the amount of $3,000. The note bears interest at 24% and is due on June 1, 2022. The loan is payable at maturity. In addition, the Company is paying a weekly monitoring fee of $400. The balance of the note at March 31, 2023 and December 31, 2022 is $3,000.

4.	Stockholders' Equity

Preferred Stock

The Company has authorized a total of 100 shares of Series A Preferred Stock, $0.00001 par value assigned. 1 share of Series A Preferred Stock is issued and outstanding as of March 31, 2023 and December 31, 2022.

Series A Preferred Stockholders participate with the common stockholders in dividends as if each share of Series A Preferred Stock was converted into 1 share of common stock prior to the declaration of a dividend. Series A Preferred Stock has a liquidation preference equal to the stated value of the multiplied by the number of Series A Preferred Stock preferred stock owned by the holder. Series A Preferred Stock holders have the same voting rights as common stockholders. Series A Preferred Stockholders will vote as a class whose vote shall be equal to 110% of the total number of shares of common stock then entitled to vote. Series A Preferred Stock has conversion rights to convert into 1 share of common stock, at the holders option.

The Company has authorized a total of 1,000,000 shares of Series B Preferred Stock, $0.00001 par value assigned. 878,256 shares of Series B Preferred Stock are issued and outstanding as of March 31, 2023 and December 31, 2022.

F-11

Series B Preferred Stockholders participate with the common stockholders in dividends as if each share of Series A Preferred Stock was converted into 50,000 shares of common stock prior to the declaration of a dividend. Each share of Series B Preferred Stock is convertible into 50,000 shares of common stock at the option of the holder. Upon liquidation, each Series B Preferred Stockholder is entitled to receive the same amount per share as a holder of the Series A Preferred Stock.

Common Stock

The Company is authorized to issue up to 10,000,000,000 shares of common stock, par value $0.00001 per share. As of March 31, 2023 and December 31, 2022, the Company had 9,512,564,189 shares of common stock issued and outstanding, respectively.

5.	Commitments and Contingencies

Legal Contingencies

The Company has no known commitments and contingencies.

Impact of COVID-19 on the Company

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. Although the Company has not experienced any significant disruption to its business to date, these conditions could significantly negatively impact the Company's business in the future.

The extent to which the COVID-19 outbreak ultimately impacts the Company's business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may be at risk of experiencing a significant impact to its business as a result of the global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

Currently, capital markets have been disrupted by the crisis, as a result of which the availability, amount and type of financing available to the Company in the near future is uncertain and cannot be assured and is largely dependent upon evolving market conditions and other factors.

The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

6.	Subsequent Events

The Company performed an evaluation of subsequent events through the date on which these consolidated financial statements were issued. There were no material subsequent events which affected, or could affect, the amounts or disclosures in the financial statements.

F-12

METATRON

Consolidated Balance Sheets

As of December 31, 2022 and 2021 (Unaudited)

	2022	2021
ASSETS

Current Assets
Cash and Cash Equivalents	$2,322	$186
Receivables	73,097	73,097
Loan from shareholder	20,000	–
Total Current Assets	95,419	73,283

Fixed Assets
Property & Equipment, Net	–	–
Total Fixed Assets	–	–

Other Assets
Acquisition of RComm	14,935	14,935
Acquisition of IMobilize	149,750	149,750
Acquisition of Just Data	100,000	100,000
Acquisition of PB Magic	750,000	750,000
Content	154,470	154,470
Total Other Assets	1,169,155	1,169,155
TOTAL ASSETS	$1,264,574	$1,242,438

LIABILITIES & EQUITY

Liabilities
Current Liabilities:
Accrued Interest	$179,508	$144,752
Convertible Notes Payable	303,955	270,318
Total Current Liabilities	483,463	415,070

Long Term Liabilities:
Notes payable	31,500	17,500
EIDL Loan	40,000	40,000
PPP Loan	18,333	18,333
Total Long Term Liabilities	89,833	75,833
Total Liabilities	573,296	490,903

Equity
Preferred Stock, Series A, $0.00001 Par Value, 100 shares authorized, 1 share issued and outstanding as of December 31, 2022 and 2021	100	100
Preferred Stock, Series B $0.00001 Par Value:1,000,000 Shares Authorized: 878,256 shares issued and outstanding as of December 31, 2022 and 2021	9	9
Common Stock $0.001 Par Value: 10,000,000,000 shares authorized, 9,512,564,189 and 9,229,230,856 shares issued and outstanding as of December 31, 2022 and 2021, respectively	6,921,942	6,638,609
Paid in capital	1,923,523	2,198,356
Accumulated deficit	(8,154,296)	(8,085,539)
Total shareholder’s equity	691,278	751,535
TOTAL LIABILITIES & EQUITY	$1,2264,574	$1,242,438

F-13

Metatron, Inc

Statements of Income

For the Years Ending December 31, 2022 and 2021

(Unaudited)

	For the Years Ended December 31,
	2022	2021
Revenues	$5,400	$3,800
Cost of goods sold	–	–
Gross margin	5,400	3,800

Operating Expenses
General and Administrative Expense	22,679	35,335

Total Operating Expense	22,679	35,335

Operating income (loss)	(17,279)	(31,535)

Other (Income) Expense
Interest expense	(51,478)	(348,097)
Total other expense	(51,478)	(348,097)

Net (Loss) Income	$(68,757)	(379,632)

Net Loss Per Common Share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	9,326,227,853	7,647,094,081

F-14

Metatron, Inc

Statement of Stockholders Equity

For the Years Ended December 31, 2022 and 2021

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2021	1	$100	878,256	$9	–	$–	9,229,230,856	$6,638,609	$2,198,356	$(8,085,539)	$751,535
Conversion of note payable	–	–	–	–	–	–	283,333,333	283,333	(274,833)	–	8,500
Net income	–	–	–	–	–	–	–	–	–	(68,757)	(68,757)
Balance, December 31, 2022	1	$100	878,256	$9	–	$–	9,512,564,189	$6,921,942	$1,923,523	$(8,154,296)	$691,278

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2019	1	$100	878,256	$9	–	$–	6,698,870,462	$2,443,537	$5,784,344	$(7,621,299)	$606,691
Net income	–	–	–	–	–	–	–	–	–	(84,608)	(84,608)
Balance, December 31,2020	1	$100	878,256	$9	–	$–	6,698,870,462	$2,443,537	$5,784,344	$(7,705,907)	$522,083

Conversion of note payable	–	–	–	–	–	–	2,530,360,394	4,195,072	(3,585,988)	–	609,084
Net income	–	–	–	–	–	–	–	–	–	(379,632)	(379,632)
Balance, December 31, 2022	1	$100	878,256	$9	–	$–	9,229,230,856	$6,638,609	$2,198,356	$(8,085,539)	$751,535

F-15

Metatron, Inc

Statements of Cash Flows

Years Ended December 31, 2022 and 2021

	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(68,757)	$(379,632)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and amortization	–	1,474
Changes in Operating Assets and Liabilities
Accounts receivables	(20,000)	11,092
Accounts payable and accrued liabilities	36,756	–
Net Cash Generated (Used) Provided in Operating Activities	(52,001)	(367,066)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	14,000	366,507
Contributions to paid in capital	–	–
Proceeds from convertible notes payable	38,637	–
Net Cash Provided from Financing Activities	52,637	366,507

NON-CASH TRANSACTIONS
Net Non-Cash Transactions	1,500	–

Net Increase (Decrease) in Cash	2,136	(559)

Cash Beginning of Period	186	745

Cash - End of Period	$2,322	$186

SUPPLEMENTAL INFORMATION:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–

NON-CASH ACTIVITIES
Common stock issued upon conversion of convertible NP	$5,000	$609,093

F-16

Metatron, Inc

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

1. Organization and Basis of Presentation

Organization and Combination

Metatron, Inc (“Metatron” or the “Company”) was incorporated in the State of Delaware on November 17, 2000. Metratron maintains its principal executive offices in Dover, Delaware, United States.

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of OTC Markets, Inc. (“OTC”).

Business Operations

The Company is a development stage company targeting acquisition opportunities with recurring revenue streams to maximize shareholder value.

Going Concern

The Company's financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements, has had limited operating revenues, and has had no operating cash flows. During the year ended December 31, 2022, the Company had a net loss of $68,757 and an accumulated deficit of $8,154,296 as of December 31, 2022.

As a result, management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unableto continue as a going concern.

If cash resources are insufficient to satisfy the Company's ongoing cash requirements, the Company would be required to obtain funds, if available, although there can be no certainty, from its shareholders or officers.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for services, and the realization of deferred tax assets.

F-17

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and franchise taxes of the State of Delaware. The Company's operations during the years ended December 31, 2022 and 2021 were nominal.

As the Company's net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of December 31, 2022 and 2021 and does not anticipate any material amount of unrecognized tax benefits within the next 3 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statementrecognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is "more-likely-than- not" to be sustained by the taxing authority as of the reporting date. If the tax position is not considered "more-likely-than-not" to be sustained, then no benefits of the position are recognized. As of December 31, 2022 and 2021, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants,which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company's common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies. The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company's common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company's consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

As of December 31, 2022, the Company did not have any outstanding stock options.

Earnings (Loss) Per Share

The Company's computation of earnings (loss) per share ("EPS") includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) asif they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

F-18

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stockoutstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because there is no convertible debt, convertible preferred stock, warrants or stock options outstanding.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is considered to be representative of their respective fair values due to the short-term nature of those instruments.

Property and Equipment

Property and equipment is recorded at cost. Major improvements are capitalized, while maintenance and repairs that do not improve or extend the useful life of the respective assets are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation of property and equipment is provided using the straight-line method over an estimated useful life of three years.

The Company recognizes depreciation of property and equipment in general and administrative costs in the Company's consolidated statement of operations.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU2016-02"), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments. ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term,generally on a straight-line basis. The Company did not have any leases within the scope of ASU 2016-02 at December 31, 2022.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments("ASU 2016-13"). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and Quarterly reporting periods beginning after December 15, 2022. Management is currently in the process of assessing the impact of adopting ASU-2016-13 on the Company's financial statements and related disclosures.

F-19

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, and the American Institute of Certified Public Accountants, did not or are not believed by management to have a material impact on the Company's present or future financial statements and related disclosures.

3. Notes payable

Convertible notes payable

Convertible notes payable consists of the following as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Convertible note payable dated April 21, 2016, due October 20, 2016, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	$2,707	$2,707
Convertible note payable dated October 14, 2016, due October 14, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	5,500	5,500
Convertible note payable dated February 01, 2016, due August 01, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	32,500	34,500
Convertible note payable dated June 09, 2017, due June 09, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	34,500	34,500
Convertible note payable dated August 21, 2017, due August 21, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	40,000	40,000
Convertible note payable dated December 21, 2017, due June 21, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	49,444	49,444
Convertible note payable dated January 16, 2018, due July 22, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	11,111	11,111
Convertible note payable dated March 01, 2019, due September 01, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	28,889	28,889
Convertible note payable dated March 01, 2019, due September 04, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	29,778	29,778
Convertible note payable dated March 11, 2019, due September 15, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	33,889	33,889
Convertible note payable dated January 7, 2022, due February 18, 2022, bearing interest at 24%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	10,000	–
Convertible note payable dated October 7, 2022, due October 7, 2024, bearing interest at 12%, convertible at the higher of $0.001 or 60% of the lowest trading price during the 20 trading days ending on the latest complete trading day prior to conversion.	5,555	–
Convertible note payable dated November 7, 2022, due November 7, 2023, bearing interest at 8%, convertible at a 50% Discount of the lowest traded price during the last 30 Trading Days.	10,000	–
Convertible note payable dated December 9, 2022, due December 9, 2023, bearing interest at 8%, convertible at a 50% Discount of the lowest traded price during the last 30 Trading Days.	5,000	–
Convertible note payable dated December 2, 2022, due December 2, 2024, bearing interest at 12%, convertible at the higher of $0.001 or 60% of the lowest trading price during the 20 trading days ending on the latest complete trading day prior to conversion.	600	–
Convertible note payable dated December 31, 2022, due December 31, 2023, bearing interest at 8%, convertible at a 50% Discount of the lowest traded price during the last 30 Trading Days.	5,000	–
Total	304,473	270,318
Less unamortized original issue discount	518	–
	$303,955	$270,318

F-20

Notes payable

On May 26, 2020, the Company obtained a federally guaranteed Payroll Protection Program loan in the amount of $18,333. The loan bears interest at 1% and is expected to be forgiven prior to maturity in 2022. The balance on the loan was $18,333 at December 31, 2022 and December 31, 2021.

On August 4, 2020, the Company obtained federally guaranteed Economic Injury Disaster Loan in the amount of $40,000. The loan bears interest at 3.75% interest and is due on August 4, 2030. Installment payments including principal and interest in the amount of

$195 will begin on August 4, 2021. The balance on the loan was $40,000 at December 31, 2022 and December 31, 2021.

On January 5, 2021, the Company issued a note payable in the amount of $17,500. The loan bears interest at 12% and is due on January 4, 2022. The balance on the loan was $17,500 on December 31, 2022 and 2021.

On January 7, 2022, the Company issued a note payable in the amount of $6,000, with an original issue discount of $1,000, for net proceeds of $5,000. The note bears interest at 24% and is due on February 18, 2022. Payments on the loan are due in weekly principal payments of $1,000 plus interest. In addition, the Company is paying a weekly monitoring fee of $500. The net balance of the note at December 31, 2022 is $6,000.

On February 7, 2022, the Company issued a note payable in the amount of $2,500, with an original issue discount of $500, for net proceeds of $2,000. The note bears interest at 24% and is due on March 21, 2022. The loan is payable at maturity. In addition, the Company is paying a weekly monitoring fee of $400. The net balance of the note at December 31, 2022 is $2,500.

On February 3, 2022, the Company issued a note payable in the amount of $2,500. The note bears interest at 24% and is due on March 17, 2022. The loan is payable at maturity. In addition, the Company is paying a weekly monitoring fee of $400. The balance of the note at December 31, 2022 is $2,500.

On April 20, 2022, the Company issued a note payable in the amount of $3,000. The note bears interest at 24% and is due on June 1, 2022. The loan is payable at maturity. In addition, the Company is paying a weekly monitoring fee of $400. The balance of the note at December 31, 2022 is $3,000.

4. Stockholders' Equity

Preferred Stock

The Company has authorized a total of 100 shares of Series A Preferred Stock, $0.00001 par value assigned. 1 share of Series A Preferred Stock is issued and outstanding as of December 31, 2022 and 2021.

Series A Preferred Stockholders participate with the common stockholders in dividends as if each share of Series A Preferred Stock was converted into 1 share of common stock prior to the declaration of a dividend. Series A Preferred Stock has a liquidation preference equal to the stated value of the multiplied by the number of Series A Preferred Stock preferred stock owned by the holder. Series A Preferred Stock holders have the same voting rights as common stockholders. Series A Preferred Stockholders will vote as a class whose vote shall be equal to 110% of the total number of shares of common stock then entitled to vote. Series A Preferred Stock has conversion rights to convert into 1 share of common stock, at the holders option.

The Company has authorized a total of 1,000,000 shares of Series B Preferred Stock, $0.00001 par value assigned. 878,256 shares of Series B Preferred Stock are issued and outstanding as of December 31, 2022 and 2021.

Series B Preferred Stockholders participate with the common stockholders in dividends as if each share of Series A Preferred Stock was converted into 50,000 shares of common stock prior to the declaration of a dividend. Each share of Series B Preferred Stock is convertible into 50,000 shares of common stock at the option of the holder. Upon liquidation, each Series B Preferred Stockholder is entitled to receive the same amount per share as a holder of the Series A Preferred Stock.

F-21

Common Stock

The Company is authorized to issue up to 10,000,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2022 and 2021, the Company had 9,512,564,189 and 9,229,230,856 shares of common stock issued and outstanding, respectively.

5. Commitments and Contingencies

Legal Contingencies

The Company has no known commitments and contingencies.

Impact of COVID-19 on the Company

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. Although the Company has not experienced any significant disruption to its business to date, these conditions could significantly negatively impact the Company's business in the future.

The extent to which the COVID-19 outbreak ultimately impacts the Company's business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may be at risk of experiencing a significant impact to its business as a result of the global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

Currently, capital markets have been disrupted by the crisis, as a result of which the availability, amount and type of financing available to the Company in the near future is uncertain and cannot be assured and is largely dependent upon evolving market conditions and other factors.

The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

6. Subsequent Events

The Company performed an evaluation of subsequent events through the date on which these consolidated financial statements were issued. There were no material subsequent events which affected, or could affect, the amounts or disclosures in the financial statements.

F-22

METATRON

Consolidated Balance Sheets

As of December 31, 2021 and 2020

(Unaudited)

	2021	2020
ASSETS
Current Assets
Cash and Cash Equivalents	$186	$745
Receivables	73,097	73,097
Total Current Assets	73,283	73,842

Fixed Assets
Property & Equipment, Net	–	1,474
Total Fixed Assets	–	1,474

Other Assets
Acquisition of RComm	14,935	14,935
Acquisition of IMobilize	149,750	149,750
Acquisition of Just Data	100,000	100,000
Acquisition of PB Magic	750,000	750,000
Content	154,470	154,470
Total Other Assets	1,169,155	1,169,155

TOTAL ASSETS	$1,242,437	$1,244,471

LIABILITIES & EQUITY
Liabilities
Current Liabilities:
Accrued Interest	$144,752	$138,342
Convertible Notes Payable	287,718	525,713
Total Other Current Liabilities	432,470	664,055
Total Current Liabilities	555,739	664,055

Long Term Liabilities:
EIDL Loan	40,000	40,000
PPP Loan	18,333	18,333
Total Long Term Liabilities	58,333	58,333
Total Liabilities	490,903	722,388

Equity
Preferred Stock, Series A, $0.00001 Par Value, 100 shares authorized, 1 share issued and outstanding as of December 31, 2021 and 2020	100	100
Preferred Stock, Series B $0.00001 Par Value: 1,000,000 Shares Authorized: 878,256 shares issued and outstanding as of December 31, 2021 and 2020	9	9
Common Stock $0.001 Par Value: 10,000,000,000 shares authorized, 9,229,230,856 and 6,698,870,462 shares issued and outstanding as of December 31, 2021 and 2020	6,638,609	2,443,537
Paid in capital	2,198,356	5,784,344
Accumulated deficit	(8,085,539)	(7,705,907)
Total shareholder’s equity	751,535	522,083

TOTAL LIABILITIES & EQUITY	$1,242,438	$1,244,471

F-23

Metatron, Inc.

Statements of Income For the Years Ending

December 31, 2021 and 2020 (Unaudited)

	Year Ended
	2021	2020
Revenues	$3,800	$–
Gross margin	3,800	–

Operating Expenses
General and Administrative Expense	35,335	84,608

Total Operating Expense	35,335	84,608

Operating income (loss)	(31,535)	(84,608)

Other (Income) Expense
Interest expense	(348,097)	–
Total other expense	(348,097)	–

Net loss	$(379,632)	$(84,608)

Net Loss Per Common Share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	7,647,094,081	6,698,870,595

F-24

Metatron, Inc.

Statement of Stockholders Equity

For the Years Ended December 31, 2021 and 2020 (Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2019	1	$100	878,256	$9	–	$–	6,698,870,462	$2,443,537	$5,784,344	$(7,621,299)	$606,691
Net income	–	–	–	–	–	–	–	–	–	(84,608)	(84,608)
Balance, December 31, 2020	1	$100	878,256	$9	–	$–	6,698,870,462	$2,443,537	$5,784,344	$(7,705,907)	$522,083

Conversion of note payable	–	–	–	–	–	–	2,530,360,394	4,195,072	-3585988	–	609,084
Preferred stock dividend	–	–	–	–	–	–	–	–		–	–
Net income	–	–	–	–	–	–	–	–	–	(379,632)	(379,632)
Balance, December 31, 2021	1	$100	878,256	$9	–	$–	9,229,230,856	$6,638,609	$2,198,356	$(8,085,539)	$751,535

F-25

Metatron, Inc.

Statements of Cash Flows

Years Ended December 31, 2021 and 2020

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(379,632)	$(84,608)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and amortization	1,474	–
Changes in Operating Assets and Liabilities
Accounts receivable	–	24,367
Accounts payable and accrued liabilities	11,092	2,750
Net Cash Generated (Used) in Operating Activities	(367,066)	(57,491)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net Cash Provided from Investing Activities	–	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from conv np	366,507	–
Proceeds from notes payable	–	58,233
Net Cash Provided from Financing Activities	366,507	58,233

NON-CASH TRANSACTIONS
Net Non-Cash Transactions	–	–

Net Increase (Decrease) in Cash	(559)	742

Cash Beginning of Period	745	3

Cash - End of Period	$186	$745

SUPPLEMENTAL INFORMATION:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–

NON-CASH ACTIVITIES
Common stock issued upon conversion of convertible NP	$609,093	$–

F-26

Metatron, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

1.	Organization and Basis of Presentation

Organization and Combination

Metatron, Inc. (“Metatron” or the “Company”) was incorporated in the State of Delaware on November 17, 2000. Metatron maintains its principal executive offices in Dover, Delaware, United States.

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of OTC Markets, Inc. (“OTC”).

Business Operations

The Company is a development stage company targeting acquisition opportunities with recurring revenue streams to maximize shareholder value.

Going Concern

The Company's financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has no assets on hand, has had no operating revenues, and has had no operating cash flows. During the year ended December 31, 2021, the Company had a net loss of $358,769 and an accumulated deficit of $8,064,676 as of December 31, 2021.

As a result, management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

If cash resources are insufficient to satisfy the Company's ongoing cash requirements, the Company would be required to obtain funds, if available, although there can be no certainty, from its shareholders or officers.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for services, and the realization of deferred tax assets.

F-27

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and franchise taxes of the State of Delaware. The Company's operations during the years ended December 31, 2021 and 2020 were nominal.

As the Company's net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of December 31, 2021 and 2020 and does not anticipate any material amount of unrecognized tax benefits within the next 3 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is "more-likely-than- not" to be sustained by the taxing authority as of the reporting date. If the tax position is not considered "more-likely-than-not" to be sustained, then no benefits of the position are recognized. As of December 31, 2021 and 2020, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants,which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company's common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies. The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company's common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company's consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

As of December 31, 2021, the Company did not have any outstanding stock options.

F-28

Earnings (Loss) Per Share

The Company's computation of earnings (loss) per share ("EPS") includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because there is no convertible debt, convertible preferred stock, warrants or stock options outstanding.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is considered to be representative of their respective fair values due to the short-term nature of those instruments.

Property and Equipment

Property and equipment is recorded at cost. Major improvements are capitalized, while maintenance and repairs that do not improve or extend the useful life of the respective assets are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation of property and equipment is provided using the straight-line method over an estimated useful life of three years.

The Company recognizes depreciation of property and equipment in general and administrative costs in the Company's consolidated statement of operations.

F-29

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU2016-02"), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments. ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term,generally on a straight-line basis. The Company did not have any leases within the scope of ASU 2016-02 at December 31, 2021.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments("ASU 2016-13"). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. Management is currently in the process of assessing the impact of adopting ASU-2016-13 on the Company's financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, and the American Institute of Certified Public Accountants, did not or are not believed by management to have a material impact on the Company's present or future financial statements and related disclosures.

3.	Notes payable

Convertible notes payable

Convertible notes payable consists of the following as of December 31, 2021 and 2020:

	2021	2020
Convertible note payable dated April 21, 2016, due October 20, 2016, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	$2,707	$3,866
Convertible note payable dated May 17, 2016, due October 16, 2016, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	–	34,050
Convertible note payable dated September 12, 2016, due March 12, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	–	23,090
Convertible note payable dated October 14, 2016, due October 14, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	5,500	8,381
Convertible note payable dated October 21, 2016, due October 21, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	–	59,415
Convertible note payable dated November 01, 2016, due November 01, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	–	20,000
Convertible note payable dated February 01, 2016, due August 01, 2017, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	34,500	35,795
Convertible note payable dated June 09, 2017, due June 09, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	34,500	48,795
Convertible note payable dated August 21, 2017, due August 21, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	40,000	54,301
Convertible note payable dated December 21, 2017, due June 21, 2018, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	49,444	77,838
Convertible note payable dated January 16, 2018, due July 22, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	11,111	13,023
Convertible note payable dated March 01, 2019, due September 01, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	28,889	32,356
Convertible note payable dated March 01, 2019, due September 04, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	29,778	33,351
Convertible note payable dated March 11, 2019, due September 15, 2019, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	38,889	41,452
Convertible note payable dated January 05, 2021, due January 05, 2022, bearing interest at 12%, convertible at a 70% Discount of the lowest traded price during the last 30 Trading Days.	17,500	–
Total	$270,318	$525,713

F-30

Notes payable

On May 26, 2020, the Company obtained a federally guaranteed Payroll Protection Program loan in the amount of $18,333. The loan bears interest at 1% and is expected to be forgiven prior to maturity in 2022. The balance on the loan was $18,333 at December 31, 2021 and 2020.

On August 4, 2020, the Company obtained federally guaranteed Economic Injury Disaster Loan in the amount of $40,000. The loan bears interest at 3.75% interest and is due on August 4, 2030. Installment payments including principal and interest in the amount of $195 will begin on August 4, 2021. The balance on the loan was $40,000 at December 31, 2021 and 2020.

4.	Stockholders' Equity

Preferred Stock

The Company has authorized a total of 100 shares of preferred stock series A, $0.00001 par value assigned. 1 share of preferred stock series A is issued and outstanding as of December 31, 2021 and 2020.

The Company has authorized a total of 1,000,000 shares of preferred stock series B, $0.00001 par value assigned. 878,256 shares of preferred stock series B is issued and outstanding as of December 31, 2021 and 2020.

Common Stock

The Company is authorized to issue up to 10,000,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2021 and 2020, the Company had 9,229,230,856 and 6,698,870,462 shares of common stock issued and outstanding, respectively.

5.	Commitments and Contingencies

Legal Contingencies

The Company has no known commitments and contingencies.

Impact of COVID-19 on the Company

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. Although the Company has not experienced any significant disruption to its business to date, these conditions could significantly negatively impact the Company's business in the future.

The extent to which the COVID-19 outbreak ultimately impacts the Company's business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may be at risk of experiencing a significant impact to its business as a result of the global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

F-31

Currently, capital markets have been disrupted by the crisis, as a result of which the availability, amount and type of financing available to the Company in the near future is uncertain and cannot be assured and is largely dependent upon evolving market conditions and other factors.

The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

6.	Subsequent Events

The Company performed an evaluation of subsequent events through the date on which these consolidated financial statements were issued. There were no material subsequent events which affected, or could affect, the amounts or disclosures in the financial statements.

F-32

PART III – EXHIBITS

Exhibit No.	Description

2.10*	Certificate of Incorporation of US Polymers, Inc., dated November 20, 2000
2.12*	Certificate of Amendment for Name Change to XRG, Inc., dated July 23, 2001
2.13*	Certificate of Merger with XRG International, Inc., dated January 16, 2002
2.14*	Certificate of Amendment, dated January 29, 2002
2.15*	Certificate Change of Location, dated November 19, 2002
2.16*	Certificate of Designation of Series A, dated July 1, 2003
2.17*	Certificate of Amendment, dated July 23, 2003
2.18*	Certificate of Amendment, dated April 15, 2004
2.19*	Certificate of Amendment, dated October 5, 2004
2.20*	Certificate of Amendment, dated December 28, 2004
2.21*	Certificate of Amendment, dated February 14, 2006
2.22*	Certificate for Renewal and Revival of Charter, dated February 27, 2007
2.23*	Certificate of Amendment for Name Change to Metatron, Inc., dated April 24, 2009
2.24*	Certificate of Amendment, dated February 22, 2010
2.25*	Certificate of Amendment, dated September 10, 2010
2.26*	Certificate for Renewal and Revival of Charter, dated April 14, 2014
2.27*	Certificate of Amendment, dated November 25, 2014
2.28*	Certificate of Amendment, dated March 20, 2015
2.29*	Certificate of Amendment, dated April 21, 2015
2.30*	Certificate of Amendment, dated January 4, 2016
2.31*	Certificate of Amendment, dated March 8, 2016
2.32*	Certificate of Amendment, dated July 5, 2016
2.33*	Certificate of Amendment, dated July 15, 2016
2.34*	Certificate of Designation of Series B, dated September 2, 2016
2.35*	Certificate of Amendment, dated October 26, 2016
2.37*	Amended Certificate of Designation of Series B, dated January 11, 2017
2.39*	Certificate of Amendment, dated June 22, 2017
2.40*	Certificate of Amendment, dated January 30, 2018
2.41*	Certificate of Amendment, dated February 16, 2018
2.42*	Certificate of Amendment, dated March 1, 2018
2.43*	Certificate of Designation of Series B, dated March 1, 2018
2.44*	Certificate of Amendment, dated March 14, 2018
2.48*	Certificate of Amendment, dated December 6, 2021
2.49*	Certificate of Amendment Name Change to Metatron Apps, Inc., dated November 22, 2021
2.50*	Certificate of Amendment – Increase Authorized, dated May 10, 2023
3.0*	By-Laws
3.1*	Specimen Stock Certificate
4.1*	Subscription Agreement
4.2*	Stock Purchase Warrant
11.1*	Consent of Donnell Suares (included in Exhibit 12.1)
12.1*	Opinion of Donnell Suares

* Previously filed

F-33

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dover, Delaware, on June 22, 2023.

METATRON APPS, INC.

By:	/s/ Ralph Riehl
Ralph Riehl
Chief Executive Officer & Director

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

TITLE
SIGNATURE	DATE

/s/ Ralph Riehl	Chief Executive Officer and Director (principal executive officer and principal financial and accounting officer)
Ralph Riehl	June 22, 2023

/s/ Denis Sluka	Chief Operating Officer and Director
Denis Sluka	June 22, 2023

F-34